Exhibit 99.1

For Immediate Release:

SPEIZMAN ANNOUNCES MANAGEMENT CHANGES AND LAYOFFS

CHARLOTTE, NC, April 1, 2004 –Speizman Industries, Inc. (OTC Bulletin Board: SPZN.OB) announced today the resignation of the Company’s CEO, Bob Speizman, and its Senior Vice President, Mark Speizman.  Also resigning from the Company were Bryan Speizman, Barry Speizman and Don Mullen.  Paul Demmink, the Company’s chief financial officer, will also serve as its chief executive.

“On behalf of the Company and its Board of Directors, we want to thank all of the Speizmans for their years of service and many contributions to the Company and wish them well in their future endeavors,” Mr. Demmink said.

In addition, the Company announced that it has been notified by Lonati, SpA that the Company is in default under the Distributorship and Forbearance Agreement entered into by the parties in March 2004 for failure to pay certain amounts owed to Lonati.  Lonati’s affiliated companies, Santoni SpA, Tecnopea Srl and SRA Srl, have also notified the Company that it is in default under the parties’ March 2004 Distributorship Agreements for failure to pay certain amounts owed.  As a result, Lonati can take steps to collect any monies owed by the Company.  Lonati and its affiliates can terminate their distributor agreements with the Company, all of which extend to May 7, 2004.  This default under the Lonati agreement terminates the forbearance period relating to the Company’s credit facility with SouthTrust Bank, thereby giving SouthTrust the right to exercise its remedies under the loan documents.

The Company also announced the layoff of 17 employees, principally in its textile division located in Charlotte, North Carolina. The Company anticipates making an undetermined number of additional layoffs over the next several weeks.  Other reductions in the Company’s operations will be made during this timeframe. These layoffs and other reductions are due to the Company’s continuing losses and limited liquidity resulting from the significant decline in demand for the Company’s laundry and textile equipment.  The Company’s Board of Directors, with the assistance of its financial advisors, continues to review its alternatives, which include the potential sale of the Company’s sock and/or laundry divisions or a bankruptcy filing.  The Company anticipates continuing business operations while it reviews its alternatives.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.